EXHIBIT 99.1

Bowlero Corp. to Report Fourth Quarter and Full Year 2022 Financial Results

Prepared remarks to be webcast at 4:30 PM ET on September 15

RICHMOND, Va. – September 12, 2022 – Bowlero Corp. (NYSE: BOWL) (“Bowlero” or the “Company”), the world’s largest owner and operator of bowling centers, will report financial results for the fourth quarter and full year 2022 on Thursday, September 15, 2022 after the U.S. stock market closes. Management will discuss the results via webcast at 4:30 PM ET on the same day.

The live webcast, replay and results presentation will be accessible in the Events & Presentations section of the Bowlero Investor Relations website at https://ir.bowlerocorp.com/overview/default.aspx.

About Bowlero Corp.

Bowlero Corp. is the worldwide leader in bowling entertainment, media, and events. With more than 300 bowling centers across North America, Bowlero Corp. serves more than 26 million guests each year through a family of brands that includes Bowlero, Bowlmor Lanes, and AMF. In 2019, Bowlero Corp. acquired the Professional Bowlers Association, the major league of bowling, which boasts thousands of members and millions of fans across the globe. For more information on Bowlero Corp., please visit BowleroCorp.com.

Contacts:

For Media:
ICR, Inc.
Tom Vogel
Tom.Vogel@icrinc.com

For Investors:
ICR, Inc.

Ashley DeSimone
Ashley.DeSimone@icrinc.com